[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Exhibit 10.6

Execution Version

Dated 12 April 2017

ncl corporation ltd.

as Guarantor

and

crÉdit agricole corporate and investment bank

as Security Trustee

guarantee

relating to a Loan Agreement dated 12 April 2017 in respect of the passenger cruise ship newbuilding presently designated as Hull No. [*]

Index

Clause		Page

1	Interpretation	1
2	Guarantee	2
3	Liability as Principal and Independent Debtor	3
4	Expenses	4
5	Adjustment of Transactions	4
6	Payments	4
7	Interest	5
8	Subordination	5
9	Enforcement	6
10	Representations and Warranties	7
11	Undertakings	9
12	Judgments and Currency Indemnity	17
13	Set-Off	17
14	Supplemental	18
15	Assignment and Transfer	19
16	Notices	20
17	Invalidity of Loan Agreement	20
18	Governing Law and Jurisdiction	21

THIS GUARANTEE is made on 12 April 2017

BETWEEN

(1)	NCL CORPORATION LTD., an exempted company incorporated under the laws of Bermuda with its registered office at Cumberland House, 9th Floor, 1 Victoria Street, Hamilton HM11, Bermuda (the “Guarantor”);

(2)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK a société anonyme, having a share capital of EUR 7,851,636,342 and its registered office located at 12, Place des Etats-Unis, 92547 Montrouge, France registered under the no. Siren 304 187 701 at the Registre du Commerce et des Sociétés of Nanterre as security trustee on behalf of the Secured Parties (the “Security Trustee”, which expression includes its successors, transferees and assigns).

BACKGROUND

(A)	By a shipbuilding contract dated 21 October 2016 (as amended from time to time including on 14 December 2016, 30 January 2017, 27 February 2017, 30 March 2017 and 10 April 2017) the “Shipbuilding Contract”) entered into between (i) Fincantieri S.p.A, a company incorporated in Italy with registered office in Trieste, via Genova, 1, and having fiscal code 00397130584 (the “Builder”) and (ii) Leonardo Two, Ltd. (the “Borrower”), the Builder has agreed to design, construct and deliver, and the Borrower has agreed to purchase, a 3,300 passenger cruise ship currently having hull number [*] as more particularly described in the Shipbuilding Contract to be delivered on [*] subject to any adjustments of such delivery date in accordance with the Shipbuilding Contract.

(B)	By a loan agreement dated 12 April 2017 (as amended from time to time, the “Loan Agreement”) and made between (i) the Borrower, (ii) the Lenders, (iii) the Joint Mandated Lead Arrangers, (iv) the Agent and SACE Agent and (v) the Security Trustee, it was agreed that the Lenders would make available to the Borrower a loan facility of the Dollar Equivalent of up to six hundred and forty million Euros (€ 640,000,000) and the amount of the SACE Premium (but not exceeding eight hundred and sixty eight million, one hundred and eight thousand, one hundred and eight Dollars and eleven cents ($868,108,108.11)) for the purpose of assisting the Borrower in financing (a) payment or reimbursement under the Shipbuilding Contract of all or part of 80% of the Final Contract Price up to the Eligible Amount and (b) reimbursement to the Borrower of 100% of the First Instalment of the SACE Premium paid by it to SACE and payment to SACE of 100% of the Second Instalment of the SACE Premium (as defined therein).

(C)	The execution and delivery to the Security Trustee of this Guarantee is one of the conditions precedent to the availability of the facility under the Loan Agreement.

IT IS AGREED as follows:

1	Interpretation

1.1	Defined expressions

Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Guarantee unless the context otherwise requires.

1.2	Construction of certain terms

In this Guarantee:

“Apollo” means the Fund and any Fund Affiliate.

“Bankruptcy” includes a liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country.

“Capital Stock” means:

(a)	in the case of a corporation or company, corporate stock or shares;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“First Financial Quarter” means the financial quarter ending immediately prior to or on the date falling forty five (45) days before the first Drawdown Date.

“Fund” means Apollo Management VI, L.P. and other co-investment partnerships managed by Apollo Management VI, L.P.

“Fund Affiliate” means (i) each Affiliate of the Fund that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company” and (ii) any individual who is a partner or employee of Apollo Management, L.P., Apollo Management VI, L.P. or Apollo Management V, L.P.

“Loan Agreement” means the loan agreement dated 12 April 2017 referred to in Recital (B) and includes any existing or future amendments, restatements, or supplements, whether made with the Guarantor’s consent or otherwise.

“Management” means the employees of the Guarantor and its subsidiaries or their dependants or any trust for which such persons are the intended beneficiary.

1.3	Application of construction and interpretation provisions of Loan Agreement

Clauses 1.2 (Construction of certain terms) to 1.6 (General Interpretation) of the Loan Agreement apply, with any necessary modifications, to this Guarantee.

1.4	Non-applicable provisions between the Guarantor and German Lenders

The Guarantor acknowledges and agrees that to the extent required for compliance with Section 7 of the Foreign Commerce Regulation (Außenwirtschaftsverordnung) (the “Foreign Commerce Regulation”) and any other anti-boycott legislation, in connection with section 4 paragraph (1)(a)(3) of the Foreign Trade Law (Außenwirtschaftsgesetz) by any Lender incorporated or having its registered office or Facility Office in the Federal Republic of Germany (a “German Lender”), the Guarantor does not make (a) any representation under Clause 10.12 (Sanctions) or (b) any undertakings under any of Clause 11.19 (Illicit Payments), Clause 11.20 (Prohibited Payments), and Clause 11.21 (Sanctions) of this Guarantee, to or in favour of any German Lender.

2	Guarantee

2.1	Guarantee and indemnity

The Guarantor unconditionally and irrevocably:

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(a)	guarantees to the Security Trustee punctual performance by the Borrower of all the Borrower’s obligations under or in connection with the Loan Agreement and every other Finance Document;

(b)	undertakes to the Security Trustee that whenever the Borrower does not pay any amount when due under or in connection with the Loan Agreement and the other Finance Documents, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor;

(c)	agrees that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Security Trustee and each other Secured Party immediately on demand by the Security Trustee against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under the Loan Agreement or any other Finance Document on the date when it would have been due. Any such demand for indemnification shall be made through the Security Trustee, for itself or on behalf of the Secured Parties. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 2.1 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

2.2	No limit on number of demands

The Security Trustee may serve any number of demands under Clause 2.1 (Guarantee and indemnity).

3	Liability as Principal and Independent Debtor

3.1	Principal and independent debtor

The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.

3.2	Waiver of rights and defences

Without limiting the generality of Clause 3.1 (Principal and independent debtor), the obligations of the Guarantor under this Guarantee will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or any Secured Party) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrower or other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any affiliate of the Borrower;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

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(f)	any insolvency or similar proceedings;

(g)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Finance Documents;

(h)	any release or loss whatsoever of any guarantee, right or Security Interest created by the Finance Documents;

(i)	any failure whatsoever promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest; or

(j)	any other Finance Document or any Security Interest now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.

4	Expenses

4.1	Costs of preservation of rights, enforcement etc

The Guarantor shall pay to the Security Trustee on its demand the amount of all expenses incurred by the Security Trustee or any other Secured Party in connection with any matter arising out of this Guarantee or any Security Interest connected with it, including any advice, claim or proceedings relating to this Guarantee or such a Security Interest.

4.2	Fees and expenses payable under Loan Agreement

Clause 4.1 (Costs of preservation of rights, enforcement etc) is without prejudice to the Guarantor’s liabilities in respect of the Borrower’s obligations under clauses 9 (Fees) and 10 (Taxes, Increased Costs, Costs and Related Charges) of the Loan Agreement and under similar provisions of other Finance Documents.

5	Adjustment of Transactions

5.1	Reinstatement of obligation to pay

The Guarantor shall pay to the Security Trustee on its demand any amount which any Secured Party is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of the Borrower or of any other Obligor (or similar person) on the ground that the Loan Agreement or any other Finance Document, or a payment by the Borrower or of such other Obligor, was invalid or on any similar ground.

6	Payments

6.1	Method of payments

Any amount due under this Guarantee shall be paid:

(a)	in immediately available funds;

(b)	to such account as the Security Trustee may from time to time notify to the Guarantor;

(c)	without any form of set-off, cross-claim or condition; and

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(d)	free and clear of any tax deduction except a tax deduction which the Guarantor is required by law to make.

6.2	Grossing-up for taxes

If the Guarantor is required by law to make a tax deduction, the amount due to the Security Trustee shall be increased by the amount necessary to ensure that the Security Trustee and (if the payment is not due to the Security Trustee for its own account) the Secured Party beneficially interested in the payment receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received.

6.3	Tax Credits

If an additional payment is made by the Guarantor under this Clause and any Secured Party determines that it has received or been granted a credit against or relief of or calculated with reference to the deduction giving rise to such additional payment, such Secured Party shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment and provided that it has received the cash benefit of such credit, relief or remission, pay to the Guarantor such amount as such Secured Party shall in its reasonable opinion have concluded to be attributable to the relevant deduction. Any such payment shall be conclusive evidence of the amount due to the Guarantor hereunder and shall be accepted by the Guarantor in full and final settlement of its rights of reimbursement hereunder in respect of such deduction. Nothing herein contained shall interfere with the right of each Secured Party to arrange its tax affairs in whatever manner it thinks fit.

6.4	To the extent that this Clause 6 (Payments) imposes obligations or restrictions on a Secured Party, such obligations or restrictions shall not apply to SACE and SACE shall have no obligations hereunder nor be constrained by such restrictions.

7	Interest

7.1	Accrual of interest

Any amount due under this Guarantee shall carry interest after the date on which the Security Trustee demands payment of it until it is actually paid, unless interest on that same amount also accrues under the Loan Agreement.

7.2	Calculation of interest

Interest on sums payable under this Guarantee shall be calculated and accrue in the same way as interest under clause 6 (Interest) of the Loan Agreement.

7.3	Guarantee extends to interest payable under Loan Agreement

For the avoidance of doubt, it is confirmed that this Guarantee covers all interest payable under the Loan Agreement, including that payable under clause 17 (Interest on Late Payments) of the Loan Agreement.

8	Subordination

8.1	Subordination of rights of Guarantor

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, all rights which the Guarantor at any time has (whether in respect of this Guarantee or any other transaction) against the Borrower, any other Obligor or their respective assets shall be fully subordinated to the rights of the Secured Parties under the Finance Documents; and in particular, the Guarantor shall not:

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(a)	claim, or in a bankruptcy of the Borrower or any other Obligor prove for, any amount payable to the Guarantor by the Borrower or any other Obligor, whether in respect of this Guarantee or any other transaction;

(b)	take or enforce any Security Interest for any such amount;

(c)	exercise any right to be indemnified by an Obligor;

(d)	bring legal or other proceedings for an order requiring the Borrower or any other Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under this Guarantee;

(e)	claim to set-off any such amount against any amount payable by the Guarantor to the Borrower or any other Obligor; or

(f)	claim any subrogation or right of contribution or other right in respect of any Finance Document or any sum received or recovered by any Secured Party under a Finance Document.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Security Trustee or as the Security Trustee may direct for application in accordance with the Loan Agreement and the Finance Documents.

9	Enforcement

9.1	No requirement to commence proceedings against Borrower

The Guarantor waives any right it may have of first requiring the Security Trustee or any other Secured Party to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Guarantee. Neither the Security Trustee nor any other Secured Party will need to make any demand under, commence any proceedings under, or enforce any guarantee or any Security Interest contained in or created by, the Loan Agreement or any other Finance Document before claiming or commencing proceedings under this Guarantee. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

9.2	Conclusive evidence of certain matters

However, as against the Guarantor:

(a)	any judgment or order of a court in England or the jurisdiction of the Approved Flag or Bermuda or the United States of America in connection with the Loan Agreement; and

(b)	any statement or admission by the Borrower in connection with the Loan Agreement,

shall be binding and conclusive as to all matters of fact and law to which it relates.

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9.3	Suspense account

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Security Trustee and any Secured Party may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by it (or any trustee or agent on its behalf which, in the case of a Secured Party, shall include the Agent and the Security Trustee) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Guarantee.

10	Representations and Warranties

10.1	General

The Guarantor represents and warrants to the Security Trustee as follows on the date of this Guarantee, which representations and warranties shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made on each day from the date of this Guarantee to the end of the Security Period.

10.2	Status

The Guarantor is duly incorporated and validly existing and in good standing under the laws of Bermuda as an exempted company.

10.3	Corporate power

The Guarantor has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute this Guarantee; and

(b)	to make all the payments contemplated by, and to comply with, this Guarantee.

10.4	Consents in force

All the consents referred to in Clause 10.3 (Corporate power) remain in force and nothing has occurred which makes any of them liable to revocation.

10.5	Legal validity

This Guarantee constitutes the Guarantor’s legal, valid and binding obligations enforceable against the Guarantor in accordance with its terms subject to any relevant insolvency laws affecting creditors’ rights generally.

10.6	No conflicts

The execution by the Guarantor of this Guarantee and its compliance with this Guarantee will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Guarantor; or

(c)	any contractual or other obligation or restriction which is binding on the Guarantor or any of its assets.

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10.7	No withholding taxes

All payments which the Guarantor is liable to make under this Guarantee may be made without deduction or withholding for or on account of any tax payable under any law of Bermuda or the United States of America.

10.8	No default

To the knowledge of the Guarantor, no Event of Default has occurred which is continuing.

10.9	Information

All information which has been provided in writing by or on behalf of the Guarantor to the Security Trustee or any other Secured Party in connection with any Finance Document satisfied the requirements of Clause 11.2 (Information provided to be accurate); all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.4 (Form of financial statements); and there has been no material adverse change in the financial position or state of affairs of the Guarantor from that disclosed in the latest of those accounts.

10.10	No litigation

No legal or administrative action involving the Guarantor has been commenced or taken or, to the Guarantor’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Guarantor’s financial position or profitability.

10.11	No Security Interests

None of the assets or rights of the Guarantor is subject to any Security Interest except any Security Interest which (i) qualifies as a Permitted Security Interest with respect to the Guarantor or (ii) is permitted by Clause 11.11 (Negative pledge).

10.12	Sanctions

(a)	No payments made or to be made by the Guarantor in respect of amounts due under the Loan Agreement or any Finance Document have been or shall be funded out of funds of Illicit Origin and none of the sources of funds to be used by the Guarantor in connection with the construction of the Ship or its business are of Illicit Origin.

(b)	To the best of the Guarantor’s knowledge, no Prohibited Payment has been or will be made or provided, directly or indirectly, by (or on behalf of) it, any of its affiliates, its or its officers, directors or any other person acting on its behalf to, or for the benefit of, any authority (or any official, officer, director, agent or key employee of, or other person with management responsibilities in, of any authority) in connection with the Ship, the Loan Agreement and/or the Finance Documents.

(c)	The Guarantor:

(i)	is not a Prohibited Person;

(ii)	is not owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person; or

(iii)	does not own or control a Prohibited Person.

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11	Undertakings

11.1	General

The Guarantor undertakes with the Security Trustee to comply with the following provisions of this Clause 11 (Undertakings) at all times from the date of this Deed to the end of the Security Period, except as the Security Trustee may otherwise permit.

11.2	Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of the Guarantor under or in connection with this Guarantee will be true and not misleading and will not omit any material fact or consideration.

11.3	Provision of financial statements

The Guarantor will send to the Security Trustee:

(a)	as soon as practicable, but in no event later than 120 days after the end of each financial year of the Guarantor beginning with the year ending 31 December 2016, the audited consolidated accounts of the Guarantor and its subsidiaries;

(b)	as soon as practicable (and in any event within forty-five (45) days of the end of the contemplated quarter in respect of the first three quarters of each fiscal year and 90 days in respect of the final quarter) a copy of the unaudited consolidated quarterly management accounts (including current and year to date profit and loss statements and balance sheet compared to the previous year and to budget) of the Guarantor certified as to their correctness by the chief financial officer of the Guarantor (it being understood that the delivery by the Guarantor of quarterly or annual reports as filed with the Securities and Exchange Commission in respect of the Guarantor and its consolidated subsidiaries shall satisfy all the requirements of this paragraph (b));

(c)	a compliance certificate in the form set out in Schedule 1 to this Guarantee or in such other form as the Security Trustee may reasonably require (each a “Compliance Certificate”):

(i)	for the first time, no later than the First Financial Quarter on the basis of the latest available quarterly financial statements, and

(ii)	at the same time as there is delivered to the Security Trustee, and together with, each set of unaudited consolidated quarterly management accounts under paragraph (b) and, if applicable, audited consolidated accounts under paragraph (a), duly signed by the chief financial officer of the Guarantor and certifying whether or not the requirements of Clause 11.15 (Financial Covenants) are then complied with;

(d)	such additional financial or other relevant information regarding the Guarantor and the Group as the Security Trustee may reasonably request; and

(e)	(i) As soon as practicable (and in any event within 120 days after the close of each fiscal year), commencing with the fiscal year ending 31 December 2016, annual cash flow projections on a consolidated basis of the Group showing on a monthly basis advance ticket sales (for at least 12 months following the date of such statement) for the Group;

(i)	As soon as practicable (and in any event not later than January 31 of each fiscal year):

(ii)	a budget for the Group for such new fiscal year including a 12 month liquidity budget for such new fiscal year;

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(f)	updated financial projections of the Group for at least the next five years (including an income statement, balance sheet statement and cash flow statement and quarterly break downs for the first of those five years); and

(g)	an outline of the assumptions supporting such budget and financial projections including but without limitation any scheduled drydockings;

11.4	Form of financial statements

All accounts (audited and unaudited) delivered under Clause 11.3 (Provision of financial statements) will:

(a)	be prepared in accordance with GAAP;

(b)	when required to be audited, be audited by the auditors which are the Guarantor’s auditors at the date of this Guarantee or other auditors approved by the Security Trustee, provided that, such approval by the Security Trustee shall not be unreasonably withheld or delayed;

(c)	give a true and fair view of the state of affairs of the Guarantor and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and

(d)	fully disclose or provide for all significant liabilities of the Guarantor and its subsidiaries.

11.5	Shareholder and creditor notices

The Guarantor will send the Security Trustee, at the same time as they are despatched, copies of all communications which are despatched to the Guarantor’s shareholders or creditors generally or any class of them.

11.6	Consents

The Guarantor will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Security Trustee of, all consents required:

(a)	for the Guarantor to perform its obligations under this Guarantee;

(b)	for the validity or enforceability of this Guarantee,

and the Guarantor will comply with the terms of all such consents.

11.7	Notification of litigation

The Guarantor will provide the Security Trustee with details of any material legal or administrative action involving the Guarantor as soon as such action is instituted or it becomes apparent to the Guarantor that it is likely to be instituted (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding twenty million Dollars or the equivalent in another currency).

11.8	Domicile and principal place of business

The Guarantor:

(a)	will maintain its domicile and registered office at the address stated at the commencement of this Guarantee or at such other address in Bermuda as is notified beforehand to the Security Trustee;

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(b)	will maintain its principal place of business and keep its corporate documents and records in the United States of America at 7665 Corporate Center Drive, Miami, 33126, Florida (Fax: (305) 436 4140) or at such other address in the United States of America as is notified beforehand to the Security Trustee; and

(c)	will not move its domicile out of Bermuda nor its principal place of business out of the United States of America without the prior agreement of the Security Trustee, acting with the authorisation of the Secured Parties, such agreement not to be unreasonably withheld.

11.9	Notification of default

The Guarantor will notify the Security Trustee as soon as the Guarantor becomes aware of the occurrence of an Event of Default and will thereafter keep the Security Trustee fully up-to-date with all developments.

11.10	Maintenance of status

The Guarantor will maintain its separate corporate existence and remain in good standing under the laws of Bermuda.

11.11	Negative pledge

The Guarantor shall not, and shall procure that the Borrower will not, create or permit to arise any Security Interest over any asset present or future except Security Interests created or permitted by the Finance Documents and except for the following:

(a)	Security Interests created with the prior consent of the Security Trustee or otherwise permitted by the Finance Documents;

(b)	in the case of the Guarantor, Security Interests which qualify as Permitted Security Interests with respect to the Guarantor;

(c)	in the case of the Borrower, Security Interests permitted under clause 12.8 (Negative pledge) of the Loan Agreement;

(d)	Security Interests provided in favour of lenders under and in connection with any refinancing of the Existing Indebtedness or any financing arrangements entered into by any member of the Group for the acquisition of additional or replacement ship(s) (including any refinancing of any such arrangement) but limited to:

(i)	pledges of the share capital of the relevant ship owning subsidiary(/ies); and/or

(ii)	ship mortgages and other securities over the financed ship(s).

11.12	No disposal of assets, change of business

The Guarantor will:

(a)	not, and shall procure that its subsidiaries, as a group, shall not, transfer all or substantially all of the cruise vessels owned by them and shall procure that any cruise vessels which are disposed of in compliance with the foregoing shall be disposed on a willing seller willing buyer basis at or about market rate and at arm’s length subject always to the provisions of any pertinent loan documentation, and

(b)	continue to be a holding company for a group of companies whose main business is the operation of cruise vessels as well as the marketing of cruises on board such vessels and the Guarantor will not change its main line of business so as to affect any Obligor’s ability to perform its obligations under the Finance Documents or to imperil, in the opinion of the Security Trustee, the security created by any of the Finance Documents or the SACE Insurance Policy.

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11.13	No merger etc

The Guarantor shall not enter into any form of merger, sub-division, amalgamation, restructuring, consolidation, winding-up, dissolution or anything analogous thereto or acquire any entity, share capital or obligations of any corporation or other entity (each of the foregoing being a “Transaction”) unless:

(a)	the Guarantor has notified the Security Trustee in writing of the agreed terms of the relevant Transaction promptly after such terms have been agreed as heads of terms (or similar) and thereafter notified the Security Trustee in writing of any significant amendments to such terms during the course of the negotiation of the relevant Transaction; and

(b)	the relevant Transaction does not require or involve or result in any dissolution of the Guarantor so that at all times the Guarantor remains in existence; and

(c)	each notice delivered to the Security Trustee pursuant to paragraph (a) above is accompanied by a certificate signed by the chief financial officer of the Guarantor whereby the Guarantor represents and warrants to the Security Trustee that the relevant Transaction will not:

(i)	adversely affect the ability of any Obligor to perform its obligations under the Finance Documents;

(ii)	imperil the security created by any of the Finance Documents or the SACE Insurance Policy; or

(iii)	affect the ability of the Guarantor to comply with the financial covenants contained in Clause 11.15 (Financial Covenants); and

(d)	if the merger or analogous transaction involves the Guarantor or the Borrower, all the necessary “Know your customer requirements” have been complied with.

11.14	Maintenance of ownership of Borrower and Guarantor.

(a)	The Guarantor shall remain the direct or indirect beneficial owner of the entire issued and allotted share capital of the Shareholder, free from any Security Interest and the Shareholder shall remain the legal holder and direct beneficial owner of all shares in the Borrower, free from any Security Interest, except that created in favour of the Security Trustee; or

(b)	no person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (15 USC §78a et seq.) (the “Exchange Act”) as in effect on the date of this Guarantee) shall acquire beneficial ownership of 35% or more on a fully diluted basis of the voting interest in the Guarantor’s equity interests unless a combination of Apollo and Management (the “Permitted Holders”) shall own directly or indirectly, more than such person or “group” on a fully diluted basis of the voting interest in the Guarantor’s equity interests.

11.15	Financial Covenants

(a)	The Guarantor will not permit the Free Liquidity to be less than fifty million Dollars ($50,000,000) at any time.

(b)	The Guarantor will not permit the ratio of Total Net Funded Debt to Total Capitalization to be greater than 0.70:1.00 at any time.

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(c)	The Guarantor will not permit the ratio of Consolidated EBITDA to Consolidated Debt Service for the Group at the end of any fiscal quarter, computed for the period of the four consecutive fiscal quarters ending as at the end of the relevant fiscal quarter, to be less than 1.25:1.00 unless the Free Liquidity of the Group at all times during such period of four consecutive fiscal quarters ending as at the end of such fiscal quarter was equal to or greater than one hundred million Dollars ($100,000,000).

11.16	Financial definitions

For the purposes of Clause 11.15 (Financial Covenants):

(a)	“Cash Balance” shall mean, at any date of determination, the unencumbered and otherwise unrestricted cash and Cash Equivalents of the Group;

(b)	“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of two hundred million Dollars ($200,000,000), with maturities of not more than one year from the date of acquisition by any person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least B-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by any other person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above;

(c)	“Consolidated Debt Service” shall mean, for any relevant period, the sum (without double counting), determined in accordance with GAAP, of:

(i)	the aggregate principal payable or paid during such period on any Indebtedness for Borrowed Money of any member of the Group, other than:

(A)	principal of any such Indebtedness for Borrowed Money prepaid at the option of the relevant member of the Group or by virtue of “cash sweep” or “special liquidity” cash sweep provisions (or analogous provisions) in any debt facility of the Group;

(B)	principal of any such Indebtedness for Borrowed Money prepaid upon a sale or a Total Loss of any ship (as if references in that definition were to all ships and not just the Ship) owned or leased under a capital lease by any member of the Group; and

(C)	balloon payments of any such Indebtedness for Borrowed Money payable during such period (and for the purpose of this paragraph (c) a “balloon payment” shall not include any scheduled repayment installment of such Indebtedness for Borrowed Money which forms part of the balloon);

(ii)	Consolidated Interest Expense for such period;

(iii)	the aggregate amount of any dividend or distribution of present or future assets, undertakings, rights or revenues to any shareholder of any member of the Group (other than the Guarantor, or one of its wholly owned Subsidiaries) or any dividends or distributions other than tax distributions in each case paid during such period; and

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(iv)	all rent under any capital lease obligations by which the Guarantor or any consolidated Subsidiary is bound which are payable or paid during such period and the portion of any debt discount that must be amortized in such period;

as calculated in accordance with GAAP and derived from the then latest accounts delivered under Clause 11.3 (Provision of financial statements);

(d)	“Consolidated EBITDA” shall mean, for any relevant period, the aggregate of:

(i)	Consolidated Net Income from the Guarantor’s operations for such period; and

(ii)	the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of gains and losses from the sale of assets or reserves relating thereto, Consolidated Interest Expense, depreciation and amortization, impairment charges and any other non-cash charges and deferred income tax expense for such period.

(e)	“Consolidated Interest Expense” shall mean, for any relevant period, the consolidated interest expense (excluding capitalized interest) of the Group for such period;

(f)	“Consolidated Net Income” shall mean, for any relevant period, the consolidated net income (or loss) of the Group for such period as determined in accordance with GAAP;

(g)	“Free Liquidity” shall mean, at any date of determination, the aggregate of the Cash Balance or any other amounts available for drawing under other revolving or other credit facilities of the Group, which remain undrawn, could be drawn for general working capital purposes or other general corporate purposes and would not, if drawn, be repayable within six months;

(h)	“Indebtedness” shall mean any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent including, without limitation, pursuant to an Interest Rate Protection Agreement or Other Hedging Agreement;

(i)	“Indebtedness for Borrowed Money” shall mean Indebtedness (whether present or future, actual or contingent, long-term or short-term, secured or unsecured) in respect of:

(i)	moneys borrowed or raised;

(ii)	the advance or extension of credit (including interest and other charges on or in respect of any of the foregoing);

(iii)	the amount of any liability in respect of leases which, in accordance with GAAP, are capital leases;

(iv)	the amount of any liability in respect of the purchase price for assets or services payment of which is deferred for a period in excess of 180 days;

(v)	all reimbursement obligations whether contingent or not in respect of amounts paid under a letter of credit or similar instrument; and

(vi)	(without double counting) any guarantee of Indebtedness falling within paragraphs (i) to (v) above;

PROVIDED THAT the following shall not constitute Indebtedness for Borrowed Money:

(A)	loans and advances made by other members of the Group which are subordinated to the rights of the Secured Parties;

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(B)	loans and advances made by any shareholder of the Guarantor which are subordinated to the rights of the Secured Parties on terms reasonably satisfactory to the Agent; and

(C)	any liabilities of the Guarantor or any other member of the Group under any Interest Rate Protection Agreement or any Other Hedging Agreement or other derivative transactions of a non-speculative nature;

(j)	“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement entered into between a Lender or its Affiliate, or a Joint Mandated Lead Arranger or its Affiliate, and the Guarantor and/or the Borrower in relation to the Secured Liabilities of the Borrower under the Loan Agreement;

(k)	“Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements entered into between a Lender or its Affiliate, or a Joint Mandated Lead Arranger or its Affiliates, and the Guarantor and/or the Borrower in relation to the Secured Liabilities of the Borrower under the Loan Agreement and designed to protect against the fluctuations in currency or commodity values;

(l)	“Total Capitalization” means, at any date of determination, the Total Net Funded Debt plus the consolidated stockholders’ equity of the Group at such date determined in accordance with GAAP and derived from the then latest accounts delivered under Clause 11.3 (Provision of financial statements); provided it is understood that the effect of any impairment of intangible assets shall be added back to stockholders’ equity; and

(m)	“Total Net Funded Debt” shall mean, as at any relevant date:

(i)	Indebtedness for Borrowed Money of the Group on a consolidated basis; and

(ii)	the amount of any Indebtedness for Borrowed Money of any person which is not a member of the Group but which is guaranteed by a member of the Group as at such date;

less an amount equal to any Cash Balance as at such date; provided that any Commitments and other amounts available for drawing under other revolving or other credit facilities of the Group which remain undrawn shall not be counted as cash or indebtedness for the purposes of this Guarantee.

11.17	Negative Undertakings

(a)	The Guarantor may:

(i)	at any time prior to the end of the First Financial Quarter, declare or pay dividends or make other distributions or payment in respect of Financial Indebtedness owed to its shareholders without the prior written consent of the Security Trustee;

(ii)	at any time after the end of the First Financial Quarter, declare or pay dividends or make other distributions or payment in respect of Financial Indebtedness owed to its shareholders without the prior written consent of the Security Trustee, subject to it on each such occasion satisfying the Security Trustee acting on behalf of the Secured Parties that it will continue to meet all the requirements of Clause 11.15 (Financial Covenants), if such covenants were to be tested immediately following the payment of any such dividend; and

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(iii)	pay dividends (x) to persons responsible for paying the tax liability in respect of consolidated, combined, unitary or affiliated tax returns for each relevant jurisdiction of the Group, or (y) to holders of the Guarantor’s Capital Stock with respect to income taxable as a result of a member of the Group being taxed as a pass-through entity for U.S. Federal, state and local income tax purposes or attributable to any member of the Group, provided that the actions in paragraphs (ii) and (iii) above shall only be permitted if there is no Event of Default which is continuing under the Loan Agreement and no Event of Default would arise from the payment of such dividend.

(b)	The Guarantor shall not, and shall procure that none of its subsidiaries shall:

(i)	make loans to any person that is not the Guarantor or a direct or indirect subsidiary of the Guarantor; or

(ii)	issue or enter into one or more guarantees covering the obligations of any person which is not the Guarantor or a direct or indirect subsidiary of the Guarantor,

except if such loan is granted to a non subsidiary or such guarantee is issued in the ordinary course of business covering the obligations of a non subsidiary and the aggregate amount of all such loans and guarantees made or issued by the Guarantor and its subsidiaries does not exceed [*] Dollars ($[*]) or is otherwise approved by the Security Trustee which approval shall not be unreasonably withheld if such loan or guarantee in respect of a non subsidiary would neither:

(A)	affect the ability of any Obligor to perform its obligations under the Finance Documents; nor

(B)	imperil the security created by any of the Finance Documents or the SACE Insurance Policy; nor

(C)	affect the ability of the Guarantor to comply with the financial covenants contained in Clause 11.15 (Financial Covenants) if such covenants were to be tested immediately following the grant of such loan or the issuance of such guarantee, as demonstrated by evidence satisfactory to the Security Trustee.

11.18	Most favoured nations

The Guarantor undertakes that if at any time after the date of this Guarantee it enters into any financial contract or financial document relating to any Financial Indebtedness with or which has the support of any export credit agency and which contains pari passu provisions or cross default provisions which are more favourable to the lenders than those contained in paragraph (l) of clause 11.2 (Continuing representations and warranties) of the Loan Agreement and clause 18.6 (Cross default) of the Loan Agreement respectively, the Guarantor shall immediately notify the Borrower and the Agent of such provisions and the relevant provisions contained in the Loan Agreement shall be deemed amended so that such more favourable pari passu provisions or cross default provisions are granted to the Creditor Parties pursuant to the Loan Agreement.

11.19	Illicit Payments

No payments made by the Guarantor in respect of amounts due under the Loan Agreement or any Finance Document shall be funded out of funds of Illicit Origin and none of the sources of funds to be used by the Guarantor in connection with the construction of the Ship or its business shall be of Illicit Origin.

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11.20	Prohibited Payments

No Prohibited Payment shall be made or provided, directly or indirectly, by (or on behalf of) the Guarantor or any of its affiliates, officers, directors or any other person acting on its behalf to, or for the benefit of, any authority (or any official, officer, director, agent or key employee of, or other person with management responsibilities in, of any authority) in connection with the Ship, the Loan Agreement and/or the Finance Documents.

11.21	Sanctions

The Guarantor shall comply, or procure compliance with all Sanctions.

11.22	Additional Undertakings

The Guarantor shall not and shall procure that no Obligor shall do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:

(a)	make it unlawful for an Obligor to perform any of its obligations under the Transaction Documents;

(b)	cause any obligation of an Obligor under the Finance Documents to cease to be legal, valid, binding or enforceable if that cessation individually or together with any other cessations materially or adversely affects the interests of the Secured Parties under the Transaction Documents;

(c)	cause any Transaction Document to cease to be in full force and effect;

(d)	cause any Security Interest to lose its priority or ranking; and

(e)	imperil or jeopardise any Security Interest.

12	Judgments and Currency Indemnity

12.1	Judgments relating to Loan Agreement

This Guarantee shall cover any amount payable by the Borrower under or in connection with any judgment relating to the Loan Agreement.

12.2	Currency indemnity

In addition, clause 20.4 (Currency indemnity) of the Loan Agreement shall apply, with any necessary adaptations, in relation to this Guarantee.

13	Set-Off

13.1	Application of credit balances

Each Secured Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Guarantor at any office in any country of that Secured Party in or towards satisfaction of any sum then due from the Guarantor to that Secured Party under this Guarantee; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Guarantor;

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(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Secured Party concerned considers appropriate.

13.2	Existing rights unaffected

No Secured Party shall be obliged to exercise any of its rights under Clause 13.1 (Application of credit balances); and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Secured Party is entitled (whether under the general law or any document).

13.3	Sums deemed due to a Lender

For the purposes of this Clause 13 (Set-Off), a sum payable by the Guarantor to the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to that Lender.

14	Supplemental

14.1	Continuing guarantee

This Guarantee shall remain in force as a continuing security at all times during the Security Period, regardless of any intermediate payment or discharge in whole or in part.

14.2	Rights cumulative, non-exclusive

The Security Trustee’s rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.

14.3	No impairment of rights under Guarantee

If the Security Trustee omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of the Security Trustee under this Guarantee.

14.4	Severability of provisions

If any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions.

14.5	Guarantee not affected by other security

This Guarantee is in addition to and shall not impair, nor be impaired by, any other guarantee, any Security Interest or any right of set-off or netting or to combine accounts which the Security Trustee or any Secured Party may now or later hold in connection with the Loan Agreement.

14.6	Guarantor bound by Loan Agreement

The Guarantor agrees with the Security Trustee to be bound by all provisions of the Loan Agreement which are applicable to the Obligors in the same way as if those provisions had been set out (with any necessary modifications) in this Guarantee.

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14.7	Applicability of provisions of Guarantee to other Security Interests

Any Security Interest which the Guarantor creates (whether at the time at which it signs this Guarantee or at any later time) to secure any liability under this Guarantee shall be a principal and independent security, and Clauses 3 (Liability as Principal and Independent Debtor) and 17 (Invalidity of Loan Agreement) shall, with any necessary modifications, apply to it, notwithstanding that the document creating the Security Interest neither describes it as a principal or independent security nor includes provisions similar to Clauses 3 (Liability as Principal and Independent Debtor) and 17 (Invalidity of Loan Agreement).

14.8	Applicability of provisions of Guarantee to other rights

Clauses 3 (Liability as Principal and Independent Debtor) and 17 (Invalidity of Loan Agreement) shall also apply to any right of set-off or netting or to combine accounts which the Guarantor creates by an agreement entered into at the time of this Guarantee or at any later time (notwithstanding that the agreement does not include provisions similar to Clauses 3 (Liability as Principal and Independent Debtor) and 17 (Invalidity of Loan Agreement)), being an agreement referring to this Guarantee.

14.9	Third party rights

Other than a Secured Party or the Italian Authorities, no person who is not a party to this Guarantee has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.

14.10	Waiver of rights against SACE

Nothing in this Guarantee or any of the Finance Documents is intended to grant to the Guarantor or any other person any right of contribution from or any other right or claim against SACE and the Guarantor hereby waives irrevocably any right of contribution or other right or claim as between itself and SACE.

14.11	Certification or determination

Any certification or determination by the Security Trustee of a rate or amount under any Finance Document or this Guarantee is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

14.12	SACE subrogation

The Guarantor acknowledges that immediately upon any payment by SACE of any amount due under the SACE Insurance Policy, SACE shall be automatically subrogated to the extent of such payment to the rights of the Security Trustee under this Guarantee in accordance with the SACE Insurance Policy.

15	Assignment and Transfer

15.1	Assignment and transfer by Security Trustee

(a)	The Security Trustee may assign or transfer its rights under and in connection with this Guarantee to the same extent as it may assign or transfer its rights under the Loan Agreement.

(b)	The Guarantor may not assign or transfer its rights under and in connection with this Guarantee.

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16	Notices

16.1	Notices to Guarantor

Any notice or demand to the Guarantor under or in connection with this Guarantee shall be given by letter or fax at:

NCL Corporation Ltd.

7665 Corporate Center Drive

Miami

Florida, 33126

Fax: (305) 436 4140

or to such other address which the Guarantor may notify to the Security Trustee.

16.2	Application of certain provisions of Loan Agreement

Clauses 32.3 (Effective date of notices) to 32.9 (Meaning of “notice”) of the Loan Agreement apply to any notice or demand under or in connection with this Guarantee.

16.3	Validity of demands

A demand under this Guarantee shall be valid notwithstanding that it is served:

(a)	on the date on which the amount to which it relates is payable by the Borrower under the Loan Agreement;

(b)	at the same time as the service of a notice under clause 18.21 (Actions following an Event of Default) of the Loan Agreement;

and a demand under this Guarantee may refer to all amounts payable under or in connection with the Loan Agreement without specifying a particular sum or aggregate sum.

16.4	Notices to Security Trustee

Any notice to the Security Trustee under or in connection with this Guarantee shall be sent to the same address and in the same manner as notices to the Security Trustee under the Loan Agreement.

17	Invalidity of Loan Agreement

17.1	Invalidity of Loan Agreement

In the event of:

(a)	the Loan Agreement or any provision thereof now being or later becoming, with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any reason whatsoever; or

(b)	without limiting the scope of paragraph (a), a bankruptcy of the Borrower, the introduction of any law or any other matter resulting in the Borrower being discharged from liability under the Loan Agreement, or the Loan Agreement ceasing to operate (for example, by interest ceasing to accrue);

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this Guarantee shall cover any amount which would have been or become payable under or in connection with the Loan Agreement if the Loan Agreement had been and remained entirely valid, legal and enforceable, or the Borrower had not suffered bankruptcy, or any combination of such events or circumstances, as the case may be, and the Borrower had remained fully liable under it for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated; and references in this Guarantee to amounts payable by the Borrower under or in connection with the Loan Agreement shall include references to any amount which would have so been or become payable as aforesaid.

17.2	Invalidity of Finance Documents

Clause 17.1 (Invalidity of Loan Agreement) also applies to each of the other Finance Documents to which the Borrower is a party.

18	Governing Law and Jurisdiction

18.1	English law

This Guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

18.2	Exclusive English jurisdiction

The courts of England shall have exclusive jurisdiction to settle any Dispute.

18.3	Process agent

The Guarantor irrevocably appoints EC3 Services Limited at its registered office for the time being, presently at The St Botolph Building, 138 Houndsditch, London, EC3A 7AR, United Kingdom, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

18.4	Secured Parties’ rights unaffected

Nothing in this Clause 18 (Governing Law and Jurisdiction) shall exclude or limit any right which any Secured Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

18.5	Meaning of “proceedings”

In this Clause 18 (Governing Law and Jurisdiction), “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Guarantee (including a dispute relating to the existence, validity or termination of this Guarantee) or any non-contractual obligation arising out of or in connection with this Guarantee.

THIS GUARANTEE has been entered into on the date stated at the beginning of this Guarantee.

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Execution Page

GUARANTOR

SIGNED by	)/s/Amanda Gara
for and on behalf of	)Amanda Gara
NCL CORPORATION LTD.	)Attorney-in-fact
as its duly appointed attorney-in-fact	)
in the presence of: Ioanna Tsekoura	)/s/Ioanna Tsekoura
Solicitor
Clyde & Co LLP
The St Botolph Building
138 Houndsditch
London EC3A 7AR
United Kingdom

SECURITY TRUSTEE

SIGNED by	)/s/Jérôme Leblond
for and on behalf of	)Jérôme LEBLOND
CRÉDIT AGRICOLE CORPORATE	)
AND INVESTMENT BANK	)/s/Olivier Delalande
as its duly appointed attorney-in-fact	)Olivier DELALANDE
in the presence of: Julie AGNÈS	)SHIPFINANCE DEPT
Project Manager
Overseas Office Coordination

/s/Julie Agnès

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Schedule 1

Form of Compliance Certificate

To:	CRÉDIT AGRICOLE CORPORATE

AND INVESTMENT BANK

12 Place des Etats-Unis,

92547 Montrouge

France

Attn:	[●]

[●] 20[●]

Dear Sirs

Loan Agreement dated [●] 2017 (as amended from time to time, the “Loan Agreement”) made between (1) Leonardo Two, Ltd. (the “Borrower”), (2) the banks and financial institutions named at schedule 1 therein as lenders, (3) Crédit Agricole Corporate and Investment Bank, HSBC Bank plc, KFW IPEX Bank Gmbh, BNP Paribas Fortis S.A./N.V. and Cassa Depositi e Prestiti S.p.A. as Joint Mandated Lead Arrangers, (4) Crédit Agricole Corporate and Investment Bank as Agent and SACE Agent and (5) Crédit Agricole Corporate and Investment Bank as Security Trustee for a loan facility of up to the aggregate of the Dollar Equivalent of six hundred and forty million Euros (€ 640,000,000) and the amount of the SACE Premium (but not exceeding eight hundred and sixty eight million, one hundred and eight thousand, one hundred and eight Dollars and eleven cents ($868,108,108.11)) and Guarantee dated [●] (the “Guarantee”) made between (1) us as guarantor and (2) Crédit Agricole Corporate and Investment Bank as Security Trustee.

We refer to the Loan Agreement and the Guarantee. Terms defined in the Loan Agreement and the Guarantee have their defined meanings when used in this Compliance Certificate.

We also refer to the financial covenants set out in Clause 11.15 (Financial Covenants) of the Guarantee.

We certify that in relation to such covenants and by reference to the latest accounts provided under Clause 11.3[(11.3(a))/(11.3(b))] of the Guarantee:

(a)	Free Liquidity is $[●] and [was / was not] less than fifty million Dollars ($50,000,000) at all times during the three month period ending at the end of the fiscal quarter for which the latest accounts have been provided;

(b)	the ratio of Total Net Funded Debt to Total Capitalization is [●] and therefore [was/was not] greater than 0.70:1.00 at all times during the three month period ending at the end of the fiscal quarter for which the latest accounts have been provided;

(c)	[the Free Liquidity of the Group at all times during the period of four consecutive fiscal quarters ending as at the end of the fiscal quarter for which the latest accounts have been provided was equal to or greater than one hundred million Dollars ($100,000,000)] [as at the end of the fiscal quarter for which the latest accounts have been provided, computed for the period of four consecutive fiscal quarters ending at the end of such fiscal quarter, Consolidated EBITDA to Consolidated Debt Service is [●] and therefore [is/is not] less than 1.25:1.00];

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To evidence compliance with the terms of Clause 11.15 (Financial Covenants), we attach:

a copy of the latest quarterly consolidated accounts of the Group as Appendix A [and a copy of the latest annual consolidated accounts of the Group as Appendix B].

No Event of Default has occurred in relation to the Borrower or the Guarantor.

Signed: _________________________

Chief Financial Officer of

NCL Corporation Ltd.

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